Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 7th day of August, 2009, by and between, interCLICK, Inc., a company organized under the laws of the State of Delaware (the “Company”), and Roger Clark (the “Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1.    Employment and Duties.  The Company hereby agrees to employ the Executive as its Chief Financial Officer (the “CFO”), and the Executive hereby accepts such employment, on the terms and conditions set forth herein.  During the Term (as defined below), the Executive shall serve as CFO and shall report to the CEO.  The Executive shall have those powers and duties customarily associated with the position of CFO of entities comparable to the Company and such other powers and duties as may be prescribed by the Board. The Executive’s primary commitment shall be to the performance of his duties for the Company; however, the Executive is not precluded from participating in activities and functions separate and apart from, and which are not inconsistent with, his function as CFO of the Company.

2.    Term.  The term of the Executive’s employment hereunder shall be for a period of three (3) years commencing on August 4, 2009 (the “Initial Term”). The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than sixty (60) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

3.    Compensation, Benefits and Equity Awards.

(a)    Base Salary.   During the Term, the Executive shall receive an annual base salary of $225,000 in year 1; and effective on each one-year anniversary of this Agreement, an increase of at least 10% to the Executive’s then-current base salary.  On an annual basis, the Board will review the Executive’s performance and determine, in its sole discretion, the degree to which an adjustment greater than 10% to the Executive’s then-current base salary is appropriate.  The Executive’s base salary shall be paid in accordance with the Company’s regular payroll practices, including any and all usual and customary withholdings.

(b)    Annual Bonus.   The Executive shall be entitled to receive an annual cash bonus in an amount equal to fifty percent (50%) of his then-current Base Salary based upon the achievement of annual company and individual performance goals to be mutually agreed upon by the Executive and the Board (the “Bonus”).  The Executive’s Bonus will be pro-rated for partial calendar years during the Term.  The Bonus may be paid in any combination of cash and shares of Company stock that the Executive determines.  Any Bonus earned during a calendar year shall be paid at such time as the Company customarily pays annual bonuses.

(c)    Guaranteed Minimum Bonus.  The Executive shall be guaranteed a Bonus of no less than $25,000 for 2009 (the “Guaranteed Minimum Bonus”).  The Company shall pay the Guaranteed Minimum Bonus no later than forty-five (45) days after the Executive’s start date.  Such payment will be considered an advance against the Executive’s pro-rated Bonus; however, in the event that no bonus is earned, the Executive will not be required to repay the $25,000.

(d)    Expenses.  The Company shall reimburse the Executive for all reasonable business expenses, including attorneys’ fees in connection with this Employment Agreement, upon the presentation of itemized statements of such expenses in accordance with Company policies and procedures as may be in effect from time to time, provided however, that the Executive shall be reimbursed no later than thirty (30) days after presentation of any reasonable expense to the Company.

(e)    Vacation.  The Executive shall be entitled to at least three (3) weeks of paid vacation per calendar year (pro rated for 2009) to be used and accrued in accordance with the Company’s policies as may be in effect from time to time.  In addition to vacation, the Executive shall be entitled to the number of sick days, personal days and national holidays per year to which other executives of the Company may be entitled.

(f)    Other Benefit Plans.  During the Term, the Executive shall be entitled to participate in such employee benefit plans and insurance programs offered by the Company, or which may be in effect from time to time, in accordance with any eligibility requirements for participation therein. Such benefits will include medical, dental and vision coverage.  The Company agrees to pay 100% of the Executive’s individual coverage and 50% of the incremental cost associated with any spouse/family plan.

(g)    Equity Awards.  The Executive shall receive options to purchase 500,000 shares of the Company’s common stock at an exercise price of $1.60  per share (subject to adjustment for dividends, splits, reclassifications and similar transactions) and such options shall vest quarterly as of the end of each calendar quarter and evenly over a 3 year term with the first vesting date on September 30, 2009, subject to continued employment with the Company on each applicable vesting date or as otherwise provided for in Section 5 hereof.  Such options, unless otherwise provided for herein, shall be subject to the terms and conditions of the Company’s 2007 Incentive Stock and Award Plan (the “Plan”).  Additionally, under the Plan the Executive shall receive 20,000 shares of restricted common stock, which shall vest six months after he commences employment with the Company, subject to continued employment as of that date.  The Executive shall also remain eligible to receive future additional grants of stock options and restricted stock (e.g., annually, or at such other time equity grants are awarded to other executives and employees) as determined by the Board.  Upon a “change in ownership” of the Company, as this concept is defined in U.S. Treasury Regulations Section 1.409A-3(i)(5)(v) or successor provisions, all options and restricted common stock granted by the Company to the Executive shall immediately vest.

(h)    Other.  The Executive shall be entitled to participate in all other bonus, long-term incentive, equity, 401(k) matching, deferred compensation, and benefit plans and insurance programs made available to other executives and employees of the Company.

4. Termination.   This Agreement and the Executive’s employment hereunder shall terminate upon any of the following events:

(a)    the Executive’s death;

(b)           the Executive’s “Total Disability.”  For purposes of this Agreement, the Executive shall be deemed to have incurred a “Total Disability” if (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than twelve (12) months; (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; or (iii)  Executive is determined to be totally disabled by the Social Security Administration. Any question as to the existence of a Total Disability shall be determined by the written opinion of the Executive’s regularly attending physician.  If the Company disagrees with the opinion of this physician (the “First Physician”), it may engage, at its own expense, another physician (the “Second Physician”) to examine the Executive.  If the First Physician and Second Physician agree in writing that the Executive is or is not subject to a Total Disability, their written opinion shall, except as otherwise set forth in this paragraph, be conclusive on the issue of Total Disability.  If the First Physician and Second Physician disagree on the Total Disability of the Executive, they shall choose a third consulting physician (whose expense shall be borne by the Company), and the written opinion of a majority of these three physicians shall, except as otherwise provided in this paragraph, be conclusive as to the Executive’s Total Disability.  If there is a conclusive finding that the Executive is not subject to a Total Disability, the Company shall have the right to request additional determinations of Total Disability in accordance with this paragraph, provided the Executive shall pay all the expenses of such determinations and shall not request an additional determination more frequently than once every twelve (12) months.  In conjunction with a determination of Total Disability pursuant to this paragraph, the Executive hereby consents to any required medical examination, and agrees to furnish any medical information requested by an examining physician and to waive any applicable physician-patient privilege and consent to any disclosure of Executive’s protected health information (under HIPAA or any other applicable law) that may arise because of such examination and required production of records.  All physicians except the First Physician must be board certified in the specialty most closely related to the nature of the Total Disability alleged to exist.

(c)    the expiration of the Term, either the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 2, above;

(d)    at the Executive’s option, a voluntarily resignation, upon sixty (60) days prior written notice to the Company;

(e)    at the Executive’s option, in the event of an act by the Company constituting “Good Reason.”  For purposes of this Agreement, the term Good Reason shall mean:

(i) a material diminution in the Executive’s authority, duties or responsibilities; or

(ii) a material diminution in the Executive’s base salary;

(iii)  if the Executive must materially relocate the geographic location at which he must perform services (which includes moving his principal office more than 5 miles outside of Manhattan); or

(iv) any other action or inaction that constitutes a material breach by the Company under this Agreement.

Prior to the Executive terminating his employment with the Company for Good Reason, the Executive must provide written notice to the Company, within ninety (90) days following the initial existence of such condition, that such Good Reason exists and setting forth in detail the grounds the Executive believes constitutes Good Reason.  If the Company does not cure the condition(s) constituting Good Reason within thirty (30) days following receipt of such notice, then Executive’s employment shall be deemed terminated for Good Reason.

(f)    at the Company’s option, in the event of an act by the Executive as constituting “Cause,” which shall exist upon a good faith determination by the Board, following a hearing before the Board at which the Executive has legal representation.  It is specifically understood that Cause shall not include any act of commission or omission in the good faith exercise of the Executive’s business judgment or upon the advice of counsel to the Company.  For the purposes of this Agreement, Cause shall mean:

(i) the willful or continued failure by the Executive to substantially perform his duties, including, but not limited to, acts of fraud, willful misconduct, gross negligence or other act of dishonesty which has a material adverse effect on the Company or its business;

(ii) a material violation or material breach of this Agreement which is not cured within ten (10) days written notice to the Executive, or which the Executive does not commence to cure and thereafter diligently continue to pursue the cure thereof if such material violation or material breach cannot be cured within said ten (10) day period;

(iii) misappropriation of funds, properties or assets of the Company by the Executive which has a materially adverse effect on the Company or its business;

(iv) the conviction of, or plea of guilty or no contest to, a felony or any other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty;

(v) abuse of drugs or alcohol which impairs the Executive’s ability to perform his duties as CFO;

(vi) by reason of a wrongful act or omission of the Executive, the Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law or rule administered or regulated by the Securities and Exchange Commission;

(vii) by reason of a wrongful act or omission of the Executive,the Executive becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission or state securities regulator after an opportunity for a hearing;

(viii) the Executive has been found in a civil action to have materially breached any provision of Section 7 and to have thereby caused material harm to the Company;

(ix) by reason of a wrongful act or omission of the Executive, the Executive becomes subject to a preliminary or permanent injunction issued by a state court having jurisdiction over him and enjoining the Executive from violating any state securities law, including any rule adopted by the applicable state securities administrator;

(x) the Executive has been found to have committed any act or to have failed to take any action (other than the failure to file any required report) which results in the Company’s common stock being delisted or not listed for trading (or traded on) on the Over-the-Counter Bulletin Board, the Nasdaq Stock Market or other national securities exchange,whichever is the principal trading market; or

(xi) by reason of the Executive’s misstatement or concealment of a material fact or material error or mistake of the Executive, whether of commission or omission, the Company has been required to restate any of its financial statements filed with the Securities and Exchange Commission, unless the Company’s securities counsel has advised the Company in writing that such restatement occurred as the result of a change in a technical interpretation which the Company’s registered independent public accounting firm had previously approved.

5.           Effects of Termination.

(a)    Upon termination of the Executive’s employment in the event of death, Total Disability, expiration of the Term, voluntary resignation or for Cause pursuant to Section 4(a) or (b) or (c) or (d) or (f), the Executive shall be entitled to the accrued but unpaid compensation and vacation payable through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date.

(b)    Upon termination of the Executive’s employment for Good Reason pursuant to Section 4(e),   in addition to all unpaid compensation and vacation and other benefits accrued to him under any Benefit Plans outstanding at such time and reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits:

(i) twelve (12) months Base Salary at the then-current rate, payable in a lump sum, less withholding of applicable taxes; and

(ii) payment on a pro-rated basis of any Bonus to which the Executive is entitled pursuant to this Agreement to the extent it has been earned as of the termination date, and any other payments earned as of the date of termination; and

(iii)  continued provision for a period of  twelve (12) months following the Executive’s termination of the Executive’s then-current employee benefit plans and insurance programs or such other plans as may be adopted and extended from time to time by the Company to its senior executives; and

(iv) all outstanding options or grants of restricted stock scheduled to vest within one (1) year after the date of termination, or if sooner, the date on which the options or grants of restricted stock otherwise expire by their terms, shall immediately vest  and may be exercised by the Executive or his estate, beneficiaries, or legal representatives, as applicable, within one (1) month following such vesting.

(c)           Upon termination of the Executive’s employment without Cause (i.e., other than pursuant to Section 4(f)), in addition to the accrued but unpaid compensation and vacation pay through the date of termination and any benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits:

(i) The greater of twelve (12) months’ Base Salary at the then-current rate, or the remainder of the Base Salary due under this Agreement, to be paid upon the date of the termination of employment in a lump sum, less withholding of applicable taxes;

(ii) payment of all Bonuses to which the Executive is entitled over the Term of this Agreement to the extent earned, and any other payments earned as of the date of termination; and

(iii) continued provision for a period of twelve (12) months following the date of termination of the Executive’s then-current employee benefit plans and insurance programs or such other plans as may be adopted and as extended from time to time by the Company to its senior executives; and

(iv) all outstanding options or grants of restricted stock shall be immediately vested and may be exercised by the Executive or his estate, beneficiaries, or legal representatives, as applicable, at any time within one (1) year after the date of termination, or if sooner, the date on which the options or grants of restricted stock otherwise expire by their terms.

6. The Company shall execute and deliver in favor of the Executive an Indemnification Agreement on substantially the same terms and conditions entered into with the other officers and directors of the Company. Such agreement shall provide for the indemnification of the Executive for the term of his employment and for a period of at least six (6) years thereafter or such longer term as is provided therein. The Company shall maintain directors’ and officers’ insurance covering the Executive during the Term and for a period of the greater of (i) two years from termination of employment or (ii) as long as the Company maintains such insurance not to exceed  six (6) years    or (iii) such longer term as is provided in the Indemnification Agreement.

7.    Restrictive Covenants.

(a)    Acknowledgments.  The Executive acknowledges that: (i) as a result of the Executive’s employment by the Company, the Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Company at substantial expense and the Confidential Information constitutes valuable proprietary assets; (iii) the Company will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Term and thereafter, the Executive should enter a Competitive Business (as defined below) in violation of the provisions of this Agreement; (iv) the nature of the Company’s business is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region; (v) the Company will suffer substantial damage which will be difficult to compute if, during the term of employment or thereafter, the Executive should solicit or interfere with the Company’s employees, clients or customers or should divulge Confidential Information relating to the business of the Company and its affiliates; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company; (vii) the Company would not have hired or continued to employ the Executive unless he agreed to be bound by the terms hereof; and (viii) the provisions of this Agreement will not preclude the Executive from other gainful employment.  “Competitive Business,” as used in this Agreement, shall mean any business which directly competes with any significant aspect of the Company’s business.  A parent or sister company to such a business shall not be considered a Competitive Business under the terms of this Agreement.  “Confidential Information,” as used in this Agreement, shall mean any and all confidential and/or proprietary knowledge, data, or information of the Company, including, without limitation, any: (A) trade secrets, drawings, inventions, methodologies, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Company, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customer lists, customers or distribution arrangements; (C) any information regarding the skills and compensation of employees, suppliers, agents, and/or independent contractors of the Company; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company; or (E) any other information, data or the like that is labeled confidential or orally disclosed to the Executive as confidential.

(b)    Confidentiality.  In consideration of the benefits provided for in this Agreement, the Executive agrees not to, at any time, either during the Term or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of the Executive’s duties hereunder, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of the Executive’s breach of any of obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and, in such event, the Executive shall cooperate with the Company in attempting to keep such information confidential.  Upon the request of the Company, the Executive agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information.

(c)    Non-Compete.  In consideration of the benefits provided for in this Agreement, the Executive covenants and agrees that during the Term and for a period of twelve (12) months following the termination of his employment for whatever reason, or from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant, whichever is last to occur (the “Restricted Period”), he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly, be employed by, provide services to, in any way be affiliated or associated with or have any interest in, or give advice or consultation to any Competitive Business.

(d)    Non-Solicitation of Employees.  In consideration of the benefits provided for in this Agreement, the Executive covenants and agrees that during the Restricted Period, the Executive shall not, without the prior written permission of the Company, directly or indirectly solicit, employ or retain, or cause any other person or entity to solicit, employ or retain, any person who is employed by or who is providing services to the Company at the time of the Executive’s termination of employment or who was providing such services to the Company within the twelve (12) month period prior to the Executive’s termination of employment.

(e)    Non-Solicitation of Clients and Customers.  In consideration of the benefits provided for in this Agreement, the Executive covenants and agrees that during the Restricted Period, he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly: (i) solicit or accept any business that is directly related to the business of the Company, from any person or entity who, at the time of, or at any time during the twelve (12) months preceding the Executive’s termination, was an existing or prospective customer or client of the Company; (ii) request or cause any of the Company’s customers or clients to cancel or terminate any business relationship with the Company; or (iii) request or cause any employee of the Company to breach or threaten to breach any terms of said employee’s agreements with the Company or to terminate his or his employment with the Company.

(f)    Post-Employment Property.  The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to training or marketing methods and techniques that the Executive, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during the term of his employment, whether or not during regular business hours and created, conceived or prepared on the Company’s premises or otherwise, shall be the sole and complete property of the Company.  More particularly, and without limiting the foregoing, the Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) - (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Company’s premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Company, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed.  The Executive further agrees promptly to disclose in writing and deliver to the Company all Intellectual Property Products created during his engagement by the Company, whether or not during normal business hours.  The Executive agrees that all works of authorship created by the Executive during his engagement by the Company shall be works made for hire of which the Company is the author and owner of copyright.  To the extent that any competent decision-making authority should ever determine that any work of authorship created by the Executive during his engagement by the Company is not a work made for hire, the Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company all rights in any Intellectual Property Product created by the Executive during his engagement by the Company,  the Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Company.  The Executive agrees to execute, immediately upon the Company’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not the Executive is engaged by the Company at the time such request is made, in order to permit the Company, or its assigns, to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications or consequences.  Upon termination of the Executive’s employment by the Company for any reason whatsoever, and at any earlier time the Company so requests, the Executive will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in the Executive’s possession, under the Executive’s control or to which he may have access.

(g)    Non-Disparagement.  Both parties acknowledge and agree not to defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other, in either a professional or personal manner, at any time during or following the Term.  With respect to the Company, this shall include any officers, directors, partners, executives, employees, representatives or agents of the Company.

(h)    Enforcement.  The Executive acknowledges that any breach of the foregoing covenants and restrictions in this Section, would cause irreparable injury to the Company for which there is no adequate remedy at law.  In addition to all of the rights and remedies as to which the Company may be entitled, the Company shall also be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction which would prevent the Executive from violating or attempting to violate any such provisions.  In seeking such an order, any requirement to post a bond or other undertaking shall be waived.  In any action or proceeding brought to enforce these restrictive covenants, if it is successful in any such action or proceeding the Company shall be entitled to an award of all reasonable costs and fees incurred in bringing such an action or proceeding, including reasonable attorneys’ fees.  In the event the Company is unsuccessful in sustaining any such claim of such a breach, then the Executive shall be entitled to an award of all reasonable costs and fees incurred in defending any such action or proceeding, including reasonable attorneys’ fees.  In addition, the Company shall have the right to cease making any payments or provide any benefits to the Executive under this Agreement in the event he breaches or threatens to breach any of the provisions hereof, provided however, that if the Company is unsuccessful in sustaining any such claim of such a breach, the Company shall remain liable to the Executive for all such withheld payments and benefits.

(i)    Blue Pencil.  If, at any time, the provisions of this Section 6 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other tribunal having jurisdiction over the matter and the Executive and the Company agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

8.    Executive’s Representations.  The Executive hereby represents and warrants to the Company that: (i) his execution and performance of duties under this Agreement does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, arrangement, understanding, order, judgment or decree as to which the Executive is a party or by which he is bound; (ii) the Executive is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement or any similar agreement or arrangement with any other person or entity which effects or impacts his ability to be employed by the Company pursuant to the terms of this Agreement; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall constitute a valid and binding obligation of the Executive, enforceable in accordance with its terms. In addition, the Executive acknowledges that the Company has relied on such representations and warranties in employing the Executive, that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict with this Agreement. If it is determined that the Executive is in breach or has breached any of the representations set forth herein, the Company shall have the right to immediately terminate the Executive’s employment with the Company and such termination shall be deemed a termination with Cause. The Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9.    Successors.  The rights and benefits of the Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by the Executive.  This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, executors and administrators of the Executive, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.

10.    Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by first class mail, certified, return receipt requested, postage prepaid, (iii) by overnight courier, with acknowledged receipt, or (iv) by facsimile transmission followed by delivery by first class mail or by overnight courier, in the manner provided for in this Section, and properly addressed as follows:

If to the Company, to:	Michael Mathews interCLICK, Inc. 200 Park Avenue South Suite 908-909 New York, New York 10003

With a copy to:	Michael D. Harris, Esq. Harris Cramer LLP 1555 Palm Beach Lakes Blvd West Palm Beach, FL 33401 Direct 561-689-4441

If to the Executive to:	Roger Clark 190 Wyckoff Avenue Wyckoff, NJ 07481 (201) 444.0232 – home (917) 951.8814 – cell

With a Copy to:	Michael Wexelbaum, Esq. Snow Becker Krauss P.C. 605 Third Avenue New York, New York 10158-0125 (212) 455-0486

or to such other address as the Company or the Executive may later indicate in writing.

11.    Governing Law and Dispute Resolution.  This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.  If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.  Each party expressly agrees, consents and submits to the personal jurisdiction and venue of the American Arbitration Association (“AAA”) in New York County, New York for adjudication of any and all disputes arising from or related to this Agreement under the AAA’s commercial rules before one (1) arbitrator.  Such arbitration shall be conducted in a confidential manner and shall be identified to the AAA as a confidential proceeding.  Each party waives any and all rights, under law or in equity, to object or contest the jurisdiction and venue of said tribunal.

12.    Amendment.  No provisions of this Agreement may be amended, modified, or waived unless such amendment, modification or waiver is agreed to in writing signed by the Executive and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.    Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements, promises, covenants, arrangements, understandings, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.  Any prior agreement by the parties hereto with respect to the subject matter of this Agreement is hereby terminated and canceled as of the date hereof.

14.    Severability.  The covenants of this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other agreement between the parties.  Should any provision herein be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

15.    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.           Section 409A.

a.           Notwithstanding anything to the contrary contained in this Agreement, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

b.           For purposes of this Section 16, amounts payable under the Agreement should not be considered a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (i.e., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (i.e., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of Treasury Regulations Sections 1.409A-1 through A-6.

c.           To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

d.           To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the sixth month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

e.           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

f.           The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereby enter into this Agreement and affix their signatures as of the date first above written.

interCLICK, INC.

By:	/s/ Michael Mathews
Michael Mathews
Chief Executive Officer

/s/ Roger Clark
Roger Clark